UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0000841712

WORK REVCOVERY, INC.

2533 North Carson Street, Suite 6004, Carson City, Nevada  89706 (858) 729-9997

COMMON STOCK AND WARRANTS
Title of each class of securities covered by this Form)

NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

	Rule 12g-4(a)(1)(i) 	[X] 			Rule 12h-3(b)(1)(i)	[   ]
	Rule 12g-4(a)(1)(ii) 	[   ]			Rule 12h-3(b)(1)(ii)	[   ]
	Rule 12g-4(a)(2)(i) 	[   ]			Rule 12h-3(b)(2)(i)	[   ]
	Rule 12g-4(a)(2)(ii) 	[   ]			Rule 12h-3(b)(2)(ii)	[   ]
       Rule 15d-6		[   ]

Approximate number of holders of record as of the certification or notice date: 128 Shareholders

Pursuant to the requirements of the Securities Exchange Act of 1934, WORK RECOVERY, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WORK RECOVERY, INC.

Date: August 19, 2005 				By: \s\ WANG Wan Quan, President